Exhibit 99.1

EARNINGS RELEASE

For Immediate Release

Contact: Joseph Espeso (203) 853-0700

BOLT TECHNOLOGY REPORTS THIRD QUARTER RESULTS;

SALES AND EARNINGS REACH RECORD LEVELS.

NORWALK, CT., April 25, 2006 – Bolt Technology Corporation (AMEX:BTJ) today announced financial results for the third quarter and the first nine months of fiscal year 2006.

Sales for the third quarter of fiscal 2006, the three months ended March 31, 2006, increased 65% to $8,418,000 compared to $5,115,000 in last year’s third quarter and net income for the quarter increased 171% to $1,307,000 or $0.23 per diluted share, compared to $483,000 or $0.09 per diluted share in last year’s third quarter.

For the nine months ended March 31, 2006, sales increased 71% to $22,979,000 compared to $13,421,000 last year. Net income for the nine months ended March 31, 2006 increased 232% to $3,224,000 or $0.57 per diluted share, compared to $971,000 or $0.18 per diluted share last year.

Raymond M. Soto, Bolt’s chairman, president and CEO, commented, “The financial results for the third quarter and first nine months of fiscal year 2006 set several milestones for our company – sales for the quarter and nine months are both all-time highs and income before taxes for the quarter and nine months are also all-time highs. The third quarter results reflect the strong demand for our marine seismic products which we have been experiencing during this fiscal year.”

Mr. Soto added, “We expect the strength in our business to continue and our fourth quarter and full fiscal year 2006 results should continue to show substantial improvement over last year.”

Bolt Technology Corporation is a leading worldwide developer and manufacturer of seismic energy sources and underwater connectors used in the offshore seismic exploration for oil and gas. Bolt also designs, manufactures and sells precision miniature industrial clutches, brakes and electric motors.

Forward-looking statements in this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The words “estimate,” “project,” “anticipate,” “expect,” “predict,” “believe,” and similar expressions are intended to identify forward-looking statements. Investors are cautioned that all forward-looking statements involve risks and uncertainties, including, without limitation, risks associated with decreased demand for the Company’s products due to fluctuation in energy industry activity, reliance on certain significant customers, significant amount of foreign sales and other risks detailed in the Company’s filings with the Securities and Exchange Commission. Forward-looking statements involve a number of risks and uncertainties which could cause actual results or events to differ materially from those currently anticipated.

BOLT TECHNOLOGY CORPORATION

Condensed Consolidated Statements of Operations (Unaudited)

	Three Months Ended		Nine Months Ended
	March 31,		March 31,
	2006	2005	2006	2005
Sales	$8,418,000	$5,115,000	$22,979,000	$13,421,000
Costs and expenses	6,456,000	4,417,000	18,030,000	11,934,000

Income before income taxes	1,962,000	698,000	4,949,000	1,487,000
Provision for income taxes	655,000	215,000	1,725,000	516,000

Net income	$1,307,000	$483,000	$3,224,000	$971,000

Diluted earnings per share	$0.23	$0.09	$0.57	$0.18

Average diluted shares outstanding	5,621,000	5,565,000	5,619,000	5,522,000

BOLT TECHNOLOGY CORPORATION

Condensed Consolidated Balance Sheets (Unaudited)

	March 31,
	2006	2005
Assets
Current Assets
Cash and cash equivalents	$4,211,000	$3,364,000
Accounts receivable, net	6,897,000	2,928,000
Inventories	7,296,000	5,246,000
Other	422,000	589,000

	18,826,000	12,127,000

Property & Equipment, net	1,913,000	1,731,000
Goodwill	11,010,000	11,052,000
Other	107,000	98,000

	$31,856,000	$25,008,000

	March 31,
	2006	2005
Liabilities and Stockholders’ Equity
Current Liabilities
Accounts payable	$2,924,000	$1,014,000
Accrued expenses	1,052,000	788,000
Income taxes payable	898,000	265,000
Customer advance deposit	—	414,000

	4,874,000	2,481,000

Deferred Income Taxes	414,000	140,000

Total liabilities	5,288,000	2,621,000

Stockholders’ Equity	26,568,000	22,387,000

	$31,856,000	$25,008,000

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